Exhibit 12(a)

        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES OF THE COMPANY
                                  (In Millions)


                                                    Six Months
                                                   Ended June 30,               Year Ended December 31,
                                                   --------------      ----------------------------------------
                                                   1995      1994      1994      1993    1992     1991     1990
                                                   ----      ----      ----      ----    ----     ----     ----

Income before income taxes ....................    $ 65      $ 71       $147     $154    $158     $164     $182
                                                   ----      ----       ----     ----    ----     ----     ----
Fixed Charges:
  Interest expense
  Xerox debt ..................................       3         2          5        4       2       --        2
  Other debt ..................................     105       100        197      205     210      200      205
                                                   ----      ----       ----     ----    ----     ----     ----
    Total fixed charges .......................     108       102        202      209     212      200      207
                                                   ----      ----       ----     ----    ----     ----     ----
Earnings available for fixed charges ..........    $173      $173       $349     $363    $370     $364     $389
                                                   ====      ====       ====     ====    ====     ====     ====
Ratio of earnings to fixed charges(1) .........    1.60      1.70       1.73     1.74    1.75     1.82     1.88

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(1)  The ratio of earnings to fixed charges has been computed based on the
     Company's continuing operations by dividing total earnings available for fixed charges by total fixed charges. Debt has been assigned to discontinued operations based on the net assets of the discontinued operations and debt to equity ratios that existed at the time the assets were acquired. Management believes that this allocation method is reasonable. The discontinued operations consist of the Company's real estate development and related financing operations and its third-party financing and leasing businesses.